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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              INITIAL SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            Commtouch Software Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M25596103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 7, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X| Rule 13d-1(b)

     |X| Rule 13d-1(c)

     |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                PAGE 1 OF 8 PAGES

---------------------                                      ---------------------
CUSIP No. M25596103                    13G                    Page 2 of 8 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HarbourVest Partners, LLC
       I.R.S. No. 04-3335829
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
       N/A
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  Number of
   Shares           1,169,415
              ------------------------------------------------------------------
Beneficially    6   SHARED VOTING POWER
  Owned by
    Each            -0-
              ------------------------------------------------------------------
  Reporting     7   SOLE DISPOSITIVE POWER
   Person
    With            1,169,415
              ------------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,169,415
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 8 PAGES

---------------------                                      ---------------------
CUSIP No. M25596103                    13G                    Page 3 of 8 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       D. Brooks Zug
       I.R.S. No. ###-##-####
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
       N/A
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  Number of
   Shares           -0-
              ------------------------------------------------------------------
Beneficially    6   SHARED VOTING POWER
  Owned by
    Each            1,169,415
              ------------------------------------------------------------------
  Reporting     7   SOLE DISPOSITIVE POWER
   Person
    With            -0-
              ------------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,169,415
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,169,415
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 8 PAGES

---------------------                                      ---------------------
CUSIP No. M25596103                    13G                    Page 4 of 8 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edward W. Kane
       I.R.S. No.  ###-##-####
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
       N/A
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  Number of
   Shares           -0-
              ------------------------------------------------------------------
Beneficially    6   SHARED VOTING POWER
  Owned by
    Each            1,169,415
              ------------------------------------------------------------------
  Reporting     7   SOLE DISPOSITIVE POWER
   Person
    With            -0-
              ------------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,169,415
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,169,415
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 8 PAGES

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

      Item 1(a)   Name of Issuer:
                  Commtouch Software Ltd.

      Item 1(b)   Address of Issuer's Principal Executive Offices:
                  6 Hazoran Street
                  Poleg Industrial Park, P.O. Box 8511
                  Netanya 42504 Israel

      Item 2(a)   Name of Person Filing:
                  This filing is made on behalf of HarbourVest Partners, LLC (HarbourVest), Edward W. Kane ("Kane") and D. Brooks Zug ("Zug").

      Item 2(b)   Address of the Principal Offices:
                  The principal business office of each of the Reporting Persons is One Financial Center 44th floor, Boston, Massachusetts 02111.

      Item 2(c)   Citizenship:
                  HarbourVest is organized and exists under the laws of the State of Delaware. Kane and Zug are United States citizens.

      Item 2(d)   Title of Class of Securities:
                  Common Stock

      Item 2(e)   CUSIP Number: M25596103

      Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  HarbourVest: (e) (X) Investment Adviser registered under
                                       ss.203 of the Investment Advisers Act of 1940.

                  Kane:        Not Applicable

                  Zug:         Not Applicable


                               PAGE 5 OF 8 PAGES

      Item 4      Ownership:

                  (a) Amount Beneficially Owned: HarbourVest has beneficial ownership of 1,169,415 shares of Common Stock. HarbourVest is the managing general partner of Back Bay Partners XV L.P., which is the general partner of Harbourvest International Private Equity Partners II - Partnership Fund L.P. and HarbourVest International Private Equity Partners II - Parallel Partnership Fund L.P. (collectively "HIPEP II"). HarbourVest is also the managing general partner of Back Bay Partners XVIII L.P., which is the general partner of Dover Street III L.P. ("Dover III"). HIPEP II and Dover III are the record and ultimate owners of the foregoing securities. Neither HIPEP II nor Dover III own more than 5% of the outstanding shares of Commtouch Software Ltd. HarbourVest, in its capacity as the managing general partner of the general partner of HIPEP II and Dover III, has the sole power to vote and dispose of securities held by HIPEP II and Dover III. Kane and Zug share the voting control of HarbourVest.

                  (b)   Percent of Class: 9.2% of the Common Stock.

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:
                              HarbourVest has sole power to vote collectively or to direct the vote of 1,169,415 shares of Common Stock.

                        (ii) shared power to vote or to direct the vote: Kane and Zug share the power to vote 1,169,415 shares of common stock.

                        (iii) sole power to dispose or to direct the disposition
                              of: HarbourVest has sole power to dispose or to direct the disposition of 1,169,415 shares of Common Stock.

                        (iii) shared power to dispose or to direct the
                              disposition of: Kane and Zug share the power to dispose of 1,169,415 shares of common stock.

      Item 5      Ownership of Five Percent or Less of a Class:
                  Not applicable.

      Item 6      Ownership of More than Five Percent on Behalf of Another
                  Person:
                  See Item 4 above.

      Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                  Not applicable.

      Item 8      Identification and Classification of Members of the Group:
                  Not applicable.

      Item 9      Notice of Dissolution of a Group:
                  Not applicable.

      Item 10     Certification:
                  By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                PAGE 6 OF 8 PAGES

                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 19, 2000                HarbourVest Partners, LLC


                                       By:
                                           -------------------------------------
                                       Name: Martha D. Vorlicek

                                       Title: Managing Director


Dated: January 19, 2000                Edward W. Kane


                                       By:
                                           -------------------------------------
                                       Name: Edward W. Kane


Dated: January 19, 2000                D. Brooks Zug


                                       By:
                                           -------------------------------------
                                       Name: D. Brooks Zug


                                PAGE 7 OF 8 PAGES

EXHIBIT A

                             JOINT FILING AGREEMENT

      HarbourVest Partners, LLC, Edward W. Kane, D. Brooks Zug agree that the initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Commtouch Software Ltd., is filed on behalf of each of them.

Dated: January 19, 2000                HarbourVest Partners, LLC


                                       By:
                                           -------------------------------------
                                       Name: Martha D. Vorlicek

                                       Title: Managing Director


Dated: January 19, 2000                Edward W. Kane


                                       By:
                                           -------------------------------------
                                       Name: Edward W. Kane


Dated: January 19, 2000                D. Brooks Zug


                                       By:
                                           -------------------------------------
                                       Name: D. Brooks Zug